Exhibit 99.1

             BSD Medical Corporation Unveils Its Prime Initiatives
                         Following Major Cash Infusion

    SALT LAKE CITY, Sept. 8 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced the three primary initiatives of its corporate strategy, following the company's successful venture in securing major funding through the creation and sale of TherMatrx, Inc. The company has projected that its total cash infusion from the sale of TherMatrx, Inc. will be about $40 million (with a maximum potential of $62.5 million).

    Hyrum A. Mead, President of BSD Medical, said, "The core of our business has been and will continue to be the development and commercialization of microwave thermal treatment systems for cancer therapy. That is our first initiative, and it has not changed, except that we are far better empowered financially to aggressively pursue our objectives than ever before.

    "Our second initiative," Mead continued, "is to further expand the use of microwave thermal treatments beyond therapy for cancer. After the success of TherMatrx, some would say that we are good at that," Mead quipped. "We discovered and developed an innovative treatment for the symptoms of enlarged benign prostate (BPH) through microwave thermal treatments, sparing patients from a major and dangerous surgery, or from a lifetime regimen of undesirable drugs. Even prior to our development of the technology for the founding of TherMatrx, Urologix, EDAP/Technomed and Lund Science Inc. had licensed our patented technology used in the treatment of benign prostatic hyperplasia. We wish to underscore, however, that resolving symptoms of BPH is just one item from our long list of targets for treating non-cancerous conditions," Mead concluded.

    "Finally," Mead added, "we intend to expand our portfolio of core competences beyond microwave heat therapy. We believe that some diversification of our business and its assets are part of a balanced approach to a healthy company. We have therefore anticipated both focus and balance in our business strategy."

    BSD Medical Corporation is the leading developer of microwave systems used in thermal medicine for the treatment of cancer. BSD also pioneered the use of microwave thermal treatment of benign enlarged prostate symptoms as offered by TherMatrx, now a division of American Medical Systems, Inc. For more information about BSD Medical Corp. visit www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements include estimates of the future payout from the sale of TherMatrx, Inc. and the success of future business opportunities. Only approximately $9 million from the sale of TherMatrx is guaranteed. The remainder must be earned through the end of calendar 2005 based on the sales rate of TherMatrx systems. Projections of the total payout have been made based on past growth trends for TherMatrx sales, which may not continue. All forward-looking statements are subject to risks and uncertainties detailed in part in the Company's filings with the Securities and Exchange Commission.



SOURCE  BSD Medical Corp.
    -0-                             09/08/2004
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, or investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com/
    (BSDM)

CO:  BSD Medical Corp.; TherMatrx, Inc.
ST:  Utah
IN:  HEA MTC OTC
SU:  TNM